Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated December 21, 2017, in Amendment No. 7 to the Registration Statement (Form S-11 No. 333-220964) and related Prospectuses of Workspace Property Trust for the registration of its common shares and the registration of its Series A mandatory convertible preferred shares.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

December 21, 2017